Exhibit 10.17 — The Loxo Oncology, Inc. Bonus Plan

The Loxo Oncology, Inc. Bonus Plan

(effective January 1, 2021)

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The Loxo Oncology, Inc. Bonus Plan
(effective January 1, 2021)

SECTION 1. PURPOSE

The purpose of The Loxo Oncology, Inc. Bonus Plan is to encourage and promote eligible employees to create and deliver innovative pharmaceutical-based health care solutions that enable people to live longer, healthier and more active lives, to outgrow our competitors through a constant stream of pharmaceutical innovation, and to materially increase shareholder value. The Plan is designed to accomplish the following key objectives:

a.motivate superior employee performance through the implementation of a Company performance-based bonus system for all eligible management employees, United States employees and other employees as may be designated from time to time;

b.create a direct relationship between key company measurements and individual bonus payouts; and

c.enable the Company to attract and retain employees that will be instrumental in driving sustained growth and performance of the Company by providing a competitive bonus program that rewards outstanding performance consistent with the Company’s mission, values and increased shareholder value of Lilly.

SECTION 2. DEFINITIONS

The following words and phrases as used in this Plan will have the following meanings unless a different meaning is clearly required by the context. Masculine pronouns will refer both to males and to females:

2.1Additional Cash Award means an additional incentive opportunity for Eligible Employees as described in subsection 5.4 below. The Additional Cash Award is available to Eligible Employees beginning with the 2020 Applicable Year and thereafter.

2.2Applicable Year means the calendar year immediately preceding the year in which payment of the Company Bonus (and, for 2020 and thereafter, Additional Cash Award) is payable pursuant to Section 6. For example, the Applicable Year for 2022 payout is January 1, 2021 through December 31, 2021.

2.3Bonus Target means the percentage of Participant Earnings for each Participant as described in Section 5.3(a) below.

2.4Code means the Internal Revenue Code of 1986, as amended from time to time.

2.5Committee means (i) with respect to members of the Committee, the Lilly Review Committee; and (ii) with respect to all other Eligible Employees, the Loxo Oncology Steering Committee or its designee.

2.6Company means Loxo Oncology, Inc.

2.7Company Bonus means the amount of bonus compensation payable to a Participant as described in Section 5 below. Notwithstanding the foregoing, however, the Committee may determine, in its sole discretion, to reduce the amount of a Participant’s Company Bonus if such Participant becomes eligible to participate in such other bonus program of the Company as may be specifically designated by the Committee. Such reduction may be by a stated percentage up to and including 100% of the Company Bonus.

2.8Company Performance Bonus Multiple means the phrase as defined by the terms of The Lilly Bonus Plan and calculated consistent with the terms of such plan.

2.9Disabled means a Participant employed by the Company who has become eligible for a payment under The TriNet IV Long-Term Disability Plan, assuming eligibility to participate in that plan; or a Participant employed by Lilly who has become eligible for a payment under The Eli Lilly and Company Long Term Disability Plan, assuming eligibility to participate in that plan.

2.10Effective Date means January 1, 2020, as amended from time to time.

2.11Eligible Employee means:

a.a person who is (1) employed as an employee by the Company on a scheduled basis of twenty (20) or more hours per week and is scheduled to work at least five (5) months per year; and (2) receiving compensation, including short-term disability under The TriNet IV Short-Term Disability Program or similar short-term disability program from the Company for services rendered as an employee; and

b.a person who is (1) employed as an employee by Lilly or a wholly-owned subsidiary of Lilly on a scheduled basis of twenty (20) or more hours per week and is scheduled to work at least five (5) months per year; and (2) receiving compensation, including short-term disability under Lilly’s Short-Term Disability Illness Pay Program for services rendered as an employee; and (3) designated by the Committee (either on an individual, group, or combined basis) as a member of “Loxo Oncology at Lilly” for purposes of eligibility to participate in this Plan.

c.Notwithstanding anything herein to the contrary, the term “Eligible Employee” will not include:

(1)a person who is Disabled;

(2)a person who is a “leased employee” within the meaning of Section 414(n) of the Internal Revenue Code of 1986, as amended, or whose basic compensation for services on behalf of the Company is not paid directly by the Company;

(3)a person who is classified as a special status employee because his employment status is temporary, seasonal, or otherwise inconsistent with regular employment status;

(4)a person who is eligible to participate in a separate bonus or incentive plan for eligible employees of Loxo Oncology, Inc. as may be specifically designated by the Committee or its designee;

(5)a person who submits to the Committee in writing a request that he not be considered eligible for participation in the Plan; or

(6)any other category of employees designated by the Committee in its discretion with respect to any Applicable Year.

d.Notwithstanding anything herein to the contrary, the term Eligible Employee will not include any person who is not so recorded on the payroll records of the Company, including any such person who is subsequently reclassified by a court of law or regulatory body as a common law employee of the Company. Consistent with the foregoing, and for purposes of clarification only, the term employee or Eligible Employee does not include any individual who performs services for the Company as an independent contractor or under any other non-employee classification.

2.12Lilly means Eli Lilly and Company.

2.13Participant means an Eligible Employee who is participating in the Plan.

2.14Participant Earnings means (A) those amounts described below that are paid during the portion of the Applicable Year during which the employee is a Participant in the Plan:

(i)regular compensation, overtime, shift premiums and other forms of additional compensation determined by and paid currently pursuant to an established formula or procedure;
(ii)salary reduction contributions to The Loxo Oncology, Inc. 401(k) Plan or The Lilly Employee 401(k) Plan or elective contributions under any similar tax-qualified plan that is intended to meet the requirements of Section 401(k) of the Internal Revenue Code or similar Company savings program;
(iii)elective contributions to any cafeteria plan that is intended to meet the requirements of Section 125 of the Internal Revenue Code or other pre-tax contributions to a similar Company benefit plan;
(iv)payments made under the terms of The TriNet IV Short-Term Disability Program or other similar Company program during an Applicable Year to a Participant who is on approved leave of absence and is receiving one hundred percent (100%) of his base pay; and
(v)other legally-mandated or otherwise required pre-tax deductions from a Participant’s base salary.

(B)    Notwithstanding the foregoing, the term "Participant Earnings" does not include:

(i) compensation paid in lieu of earned vacation;
(ii)amounts contributed to a qualified plan (as described in ERISA), except as provided in clause (A)(ii), above;
(iii)payments made under the terms of The TriNet IV Short-Term Disability Program or other similar Company leave program during an Applicable Year to a Participant who is on approved leave of absence and is receiving less than the full amount of his base pay;
(iv)amounts paid under this Plan or other bonus or incentive program of the Company;
(v)payments made under any severance-type benefit (whether company-sponsored or mandated by law) arising out of or relating to a Participant’s termination of employment;

(vi)payments based upon the discretion of the Company;
(vii)amounts paid as commissions, sales bonuses, or any premium payments paid to those deemed by the Company as essential onsite personnel in conjunction with COVID-19 efforts; or
(viii)earnings with respect to the exercise, vesting, or payment of any equity-based awards, including but not limited to stock options, restricted stock units, restricted stock, and performance share units.

2.15Plan means The Loxo Oncology, Inc. Bonus Plan as set forth herein and as hereafter modified or amended from time to time. The Plan is an incentive compensation program and is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), pursuant to Department of Labor Regulation Section 2510.3.

2.16Plant Closing means the closing of a plant site or other Company location that directly results in termination of employment.

2.17Reduction in Workforce means the elimination of a work group, functional or business unit or other broadly applicable reduction in job positions that directly results in termination of employment.

SECTION 3. ADMINISTRATION

3.1Committee. The Plan will be administered by the Committee or, if the name of the Committee is changed, the Plan will be administered by such successor committee. For all Eligible Employees other than members of the Committee, the Committee may delegate all or a portion of its responsibilities within its sole discretion by resolution. Any reference in this Plan to the Committee or its authority will be deemed to include such designees (other than with respect to decisions relating to members of the Committee or for purposes of Section 9).

3.2Powers of the Committee. The Committee will have the full power and authority in its discretion to

a.interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including, without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision;

b.adopt, amend and rescind rules consistent with the Plan;

c.make exceptions in particular cases to the rules of eligibility for participation in the Plan (except with respect to Eligible Employees who are members of the Committee);

d.determine whether, to what extent, and under what circumstances payments made or to be made should be recovered or forfeited under Lilly’s Executive Compensation Recovery Policy as in effect from time to time; and

e.delegate authority for administration of the Plan with respect to any Eligible Employee except for members of the Committee. The Committee will take all necessary action to approve the timing of payments, as necessary.

3.3Certification of Results. Before any amount is paid under the Plan, the Committee will confirm the certification of the Company Performance Bonus Multiple for the Applicable Year from Lilly in writing and the satisfaction of all other material terms of the calculation of the Company Bonus as well as any Additional Cash Award.

3.4Finality of Committee Determinations. Any determination by the Committee of the Company Performance Bonus Multiple or any other performance measure, and the level and entitlement to Company Bonus, Additional Cash Award, and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan, will be final and binding for all purposes and upon all interested persons, their heirs, and personal representatives. The Committee may rely conclusively on determinations made by Lilly and its auditors to determine the Company Performance Bonus Multiple, Additional Cash Award, and related information for administration of the Plan, whether such information is determined by the Company, Lilly, auditors or a third-party vendor engaged specifically to provide such information to the Company. This subsection is not intended to limit the Committee’s power, to the extent it deems proper in its discretion, to take any action permitted under the Plan.

SECTION 4. PARTICIPATION IN THE PLAN

4.1General Rule. Only Eligible Employees may participate in and receive payments under the Plan.

4.2Commencement of Participation. An Eligible Employee will become a Participant in the Plan on the date on which the individual completes at least one hour of employment as an Eligible Employee.

4.3Termination of Participation. An Eligible Employee will cease to be a Participant upon termination of employment with the Company for any reason, or at the time he otherwise ceases to be an Eligible Employee under the Plan; provided, however, a terminated Participant shall be eligible for a Company Bonus and Additional Cash Award to the extent provided in Section 5.6.

SECTION 5. DEFINITION AND COMPUTATION OF COMPANY BONUS
AND ADDITIONAL CASH AWARD

5.1Computation of Company Bonus for Eligible Employees. Company Bonus amounts will depend significantly on Lilly company performance. As more specifically described below, a Participant’s Company Bonus is calculated by multiplying the Participant’s Bonus Target by his Participant Earnings and the Company Performance Bonus Multiple. For certain eligible employees, whether an individual met their job expectations may also impact the Company Bonus calculation, as described in Section 5.3(c) below. Company Bonuses are paid out to eligible Participants in the manner provided below.

5.2Company Performance Bonus Multiple Threshold and Ceiling; Committee’s Downward Discretion. The Company Performance Bonus Multiple will not be less than 0.25 or greater than 2.0 in an Applicable Year. Notwithstanding the foregoing, at any time prior to certification as described in Section 3.3, the Committee in its discretion may reduce the Company Performance Bonus Multiple (including but not limited to a reduction below 0.25) for some or all Eligible Employees.

5.3Participant Company Bonus.

a.Bonus Target. Not later than 90 days after the beginning of the Applicable Year, the Bonus Target for each Participant, whether such Participant is designated on an individual basis or by specified job categories, classifications, levels, or other appropriate classification, will be determined by the Committee on a basis that takes into consideration a Participant's pay grade level and job responsibilities. The Bonus Target for each Participant for the Applicable Year will be expressed as a percentage of Participant Earnings as of December 31 of the Applicable Year. No later than early in the Applicable Year, each Participant will receive information regarding the Participant’s Bonus Target. In the event that a Participant’s pay grade level changes during the Applicable Year (e.g., because of promotion, demotion or otherwise), the Participant’s Bonus Target will be prorated based on the Bonus Target applicable to each pay grade level (with related job responsibilities) and the percentage of time that the Participant is employed at each pay grade level during the Applicable Year.

b.Company Bonus Calculation. Except as described in Section 5.3(c) below, a Participant’s Company Bonus will equal the product of the Company Performance Bonus Multiple and the Participant’s Bonus Target and the Participant’s Earnings.

c.Adjustment for Individual Performance Multiplier, if Applicable.
Notwithstanding anything herein to the contrary, all Participants may be subject to individual performance multipliers. For any such Participants subject to an individual performance multiplier, the amount calculated in Section 5.3(b) above will be adjusted based on whether the Participant met job expectations as determined by the

Company at the end of the Applicable Year. If a Participant does not meet such job expectations, the Participant will receive an individual performance multiplier equal to either 0.0 or 0.5, as determined by the Company. In that event, the individual performance multiplier will be multiplied by the amount described in Section 5.3(b) above to calculate the Participant’s Company Bonus. If a Participant meets job expectations, the Participant’s Company Bonus will equal the amount calculated in Section 5.3(b) above. In addition, if a Participant meets job expectations, the Company may increase the Participant’s Company Bonus by an additional amount based on its determination of the Participant’s individual performance and related factors. Not later than 90 days after the beginning of the Applicable Year, the Committee will determine applicable multipliers for meeting job expectations or ranges for the applicable rating system in effect for the Participant. For each such Participant, such rating will be determined by the Participant’s supervision.

In the event that a Participant does not receive a year-end performance rating, but is otherwise eligible for a Company Bonus, the amount calculated in Section 5.3(b) will be multiplied by 1.0 so that the Participant’s actual Company Bonus will be the amount calculated in Section 5.3(b) above.

5.4Computation of Additional Cash Award. In addition to Company Bonus amounts described above, Eligible Employees may be eligible for an Additional Cash Award beginning with the 2020 Applicable Year and thereafter. The Additional Cash Award amounts will depend significantly on Loxo company performance. In general, a Participant’s Additional Cash Award will equal the product of the Additional Cash Award Multiple and the Participant’s Bonus Target and the Participant’s Earnings. The Additional Cash Award Multiple may range from 0 to 2.0 and will be calculated as described below.

Specifically, the Company will adopt a combination of business objectives that will be assessed at the end of each Applicable Year (beginning with the 2020 Applicable Year) by Lilly for determining whether Loxo will provide an Additional Cash Award to Eligible Employees. Beginning with the 2021 Applicable Year, such metrics may include, but are not limited to, milestones established by the Company relating to preclinical, clinical, external innovation and/or scientific disclosure objectives. The achievement of each business objective will result in a point being awarded toward the overall evaluation of Company achievement with critical development milestones carrying more weight than other achievements as defined by the Committee. Company achievements will result in an Additional Cash Award Multiple between 0 to 2.0 as assessed by Lilly.

5.5Conditions on Company Bonus and Additional Cash Award. Payment of any Company Bonus and/or Additional Cash Award is neither guaranteed nor automatic. A Participant’s Company Bonus and Additional Cash Award are not considered to be any form of compensation, wages, or benefits, unless and until paid.

5.6Required Employment. Except as provided below in this Section 5.6, required by applicable law or as otherwise designated by the Committee, if a Participant is not employed by the Company on the last day of the Applicable Year, or is otherwise not an Eligible Employee on that date, the Participant is not entitled to any Company Bonus payment or Additional Cash Award under this Plan for that Applicable Year.

a.Leaves of Absence. A Participant who, on the last day of the Applicable Year, is on approved leave of absence under the Family and Medical Leave Act of 1993, military leave under the Uniformed Services Employment and Reemployment

Rights Act, or such other approved leave of absence will be considered to be an Eligible Employee on that date for purposes of this Plan.

b.Transfer. An employee who is a Participant in this Plan for a portion of the Applicable Year and then transfers to a position within the Company in which he is ineligible to participate in this Plan, but who remains employed by the Company on the last day of the Applicable Year, will be treated as satisfying the last-day-of-Applicable Year requirement for purposes of this Plan. In that event, his Company Bonus and Additional Cash Award will be based on his Participant Earnings for the portion of the Applicable Year in which the employee was a Participant in the Plan.

c.Disability or Death. Except as described below, a Participant who was an Eligible Employee for some portion of the Applicable Year and then becomes and remains Disabled through the end of the Applicable Year, or dies during the Applicable Year will be considered to satisfy the last-day-of-Applicable-Year requirement described in this Section 5.6 for purposes of this Plan.

d.Plant Closing or Reduction in Workforce. A Participant who was an Eligible Employee for some portion of the Applicable Year and whose employment is terminated as a result of his failure to locate a position following a Plant Closing or Reduction in Workforce will be considered to satisfy the last-day-of-Applicable Year requirement described in this Section 5.6 for purposes of this Plan. The Committee or its designee’s determination regarding whether a Participant’s termination is a direct result of either a Plant Closing or a Reduction in Workforce will be final and binding.

e.Notice of Resignation. In addition, a Participant who submits a notice of resignation from employment with the Company prior to the end of the Applicable Year and whose effective date of resignation is two (2) weeks or less from the date of notice of resignation (or as otherwise required by law) will be considered employed by the Company for purposes of this Plan until the end of his specified notice period.

5.7New Participants. If an Eligible Employee began participation in the Plan during an Applicable Year and is eligible for a Company Bonus, his Company Bonus will be based on Participant Earnings paid after the employee became a Participant. If an Eligible Employee began participation in the Plan during the 2020 Applicable Year before May 1, 2020, remains an Eligible Employee throughout the Applicable Year, and is eligible for an Additional Cash Award, his Additional Cash Award will be based on Participant Earnings for the entire 2020 Applicable Year. If, however, an Eligible Employee began participation in the Plan during the 2020 Applicable Year on or after May 1, 2020, remains an Eligible Employee throughout the remainder of the Applicable Year, and is eligible for an Additional Cash Award, his Additional Cash Award will be based on Participant Earnings prorated for the period of time between May 1, 2020 and December 31, 2020 that the individual participated in the Plan. Similarly, any Additional Cash Award for an Eligible Employee who begins participation in the Plan during the 2021 Applicable Year or after (and is otherwise eligible for an Additional Cash Award) will be based on Participant Earnings paid during the Applicable Year.

5.8Minimum Amount. Notwithstanding any other provision of the Plan, the minimum total amount of Company Bonus and/or Additional Cash Award payable to Participants in the aggregate as a group or applicable subgroup (the “Minimum Amount”) may be fixed through a resolution of the Board of Directors of Lilly or the Committee, made before the end of the Applicable Year. The Minimum Amount shall not be reduced or eliminated by the Company, including by either the Board of Directors of the Company or the Committee, following the end of the Applicable Year, but shall be payable to Participants as determined by the Company and consistent with the terms of the Plan. In addition, the Minimum Amount shall not be reduced by any discretionary action to reduce a particular Participant’s Company Bonus or Additional Cash Award and shall be payable to persons, as determined by the Company, who are Participants in the Plan during the Applicable Year and eligible to receive a Company Bonus.

SECTION 6. TIME OF PAYMENT

6.1General Rule. Payment under the Plan will be made in the year following the Applicable Year on or prior to March 15 of such year.

6.2Terminated Employee. Except as provided in Section 5.6 above, in the event an Eligible Employee’s employment with the Company ends for any reason prior to the last day of the Applicable Year, he will not receive any Company Bonus or Additional Cash Award for the Applicable Year.

6.3Deceased Eligible Employee. In the event an Eligible Employee dies before payment under the Plan is made, the Committee may, in its sole discretion, authorize the Company to pay to his personal representative or beneficiary an amount not to exceed the amount established by the Committee to reflect the payment accrued at the date of death. Any such payment would be paid consistent with the timing requirements described in subsection 6.1 above.

SECTION 7. ADMINISTRATIVE GUIDELINES

7.1    Establishment and Amendment by the Committee. The Committee may establish objective and nondiscriminatory written guidelines for administering those provisions of the Plan that expressly provide for the determination of eligibility, Company Bonus, Additional Cash Award or benefits on the basis of rules established by the Committee. The Committee may, from time to time, amend or supplement the administrative guidelines established in accordance with this subsection 7.1. The administrative guidelines established or amended in accordance with this subsection 7.1 will not be effective to the extent that they materially increase the Plan's liability, or to the extent that they are inconsistent with, or purport to amend, any provision of the Plan set forth in a document other than such administrative guidelines.

7.2.    Amendment by Board of Directors. Any administrative guidelines established by the Committee pursuant to subsection 7.1 may be amended or revoked by the Board of Directors, either prospectively or retroactively, in accordance with the general amendment procedures set forth in section 9 below.

SECTION 8. MISCELLANEOUS

8.1No Vested Right. No employee, participant, beneficiary, or other individual will have a vested right to a Company Bonus or Additional Cash Award or any part thereof until payment is made to him under Section 6.

8.2No Employment Rights. No provision of the Plan or any action taken by the Company, the Board of Directors of the Company, or the Committee will give any person any right to be retained in the employ of the Company. The right and power of the Company to dismiss or discharge any Participant for any reason or no reason, with or without notice, is specifically reserved.

8.3No Adjustments. After the certification of the calculation of EPS, EPS Change, Revenue, Revenue Change, Pipeline Metrics and any other material terms of the calculation of the Company Performance Bonus Multiple, Company Bonus and Additional Cash Award for the Applicable Year as described in Section 3.3 above, no adjustments will be made to reflect any subsequent change in accounting, the effect of federal, state, or municipal taxes later assessed or determined, or otherwise.

8.4Executive Compensation Recovery Policy. Notwithstanding any other provision of the Plan, including Section 8.3, all payments made or to be made pursuant to the Plan are subject to Lilly’s Executive Compensation Recovery Policy, as in effect from time to time. In addition, nothing herein shall limit the Company’s power to take such action as it deems necessary to remedy any misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer in a manner that it deems appropriate.

8.5Other Representations. Nothing contained in this Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any employee, participant, beneficiary, legal representative, or any other person. Although Participants generally have no right to any payment from this Plan, to the extent that any Participant acquires a right to receive payments from the Company under the Plan, such right will be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder will be paid from the general funds of the Company and no special or separate fund will be established, and no segregation of assets will be made, to assure payment of such amount.

8.6Tax Withholding. The Company will make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local, and other taxes required by law to be withheld with respect to Company Bonus and Additional Cash Award payments under the Plan, including, but not limited to, deducting the amount required to be withheld from the amount of cash otherwise payable under the Plan, or from salary or any other amount then or thereafter payable to an employee, Participant, beneficiary, or legal representative.

8.7Currency. The Company Bonus and Additional Cash Award will be based on the currency in which the highest portion of base pay is regularly paid. The Committee will determine the appropriate foreign exchange conversion methodology in its discretion.

8.8Effect of Plan on other Company plans. Nothing contained in this Plan is intended to amend, modify, terminate, or rescind other benefit or compensation plans established or maintained by the Company. Whether and to what extent a Participant’s Company

Bonus and Additional Cash Award is taken into account under any other plan will be determined solely in accordance with the terms of such plan.

8.9Construction. This Plan and all the rights thereunder will be governed by, and construed in accordance with, the laws of the state of Indiana, without reference to the principles of conflicts of law thereof.

8.10Notice. Any notice to be given to the Company or Committee pursuant to the provisions of the Plan will be in writing and directed to Secretary, Loxo Oncology, Inc., Lilly Corporate Center, Indianapolis, IN 46285.

SECTION 9. AMENDMENT, SUSPENSION, OR TERMINATION

The Board of Directors of the Company will have the right to amend, modify, suspend, revoke, or terminate the Plan, in whole or in part, at any time and without notice, by written resolution of the Board of Directors. The Committee also will have the right to amend the Plan, except that the Committee may not amend this Section 9.